Exhibit 10.2

AMENDMENT 2014-1

TO THE

DEVON ENERGY CORPORATION

INCENTIVE SAVINGS PLAN

The Devon Energy Corporation Incentive Savings Plan (the “Plan”) is amended effective as of February 28, 2014, or such later date as of the occurrence of the “Closing” of the transactions described in the Purchase and Sale Agreement among GeoSouthern Intermediate Holdings, LLC, Devon Energy Production Company, L. P., and GeoSouthern Energy Corporation, dated November 20, 2013, as follows:

1. A new Appendix G (“Special Provisions for GeoSouthern Continued Employees”) is hereby added at the end of the Plan to read as follows:

“APPENDIX G

SPECIAL PROVISIONS FOR GEOSOUTHERN CONTINUED EMPLOYEES

This Appendix G shall apply with regard to those employees who (a) remain employed by GeoSouthern Energy Corporation or one of its affiliates (“GeoSouthern”) until the closing of the transaction set forth in the GeoSouthern Purchase Agreement (as defined in Section 3 of this Appendix) and (b) become Employees of the Company in connection with such transaction.

1.	Transfer of Employees from GeoSouthern. Each GeoSouthern Continued Employee (as defined in Section 3 of this Appendix) shall become an Eligible Employee upon the “Closing Date” (as defined in the GeoSouthern Purchase Agreement) in accordance with the terms of the Plan. The provisions of the Plan shall apply to each GeoSouthern Continued Employee, except as provided in this Appendix. Notwithstanding any provision of the Plan or this Appendix to the contrary, no GeoSouthern Continued Employee shall be eligible for a Company Retirement Contribution at a rate determined under Section 4.04(b) of the Plan.

2.	Special Conditions. Notwithstanding the provisions of the Plan, the following provisions shall apply:

(a)	Special Employment Commencement Date or Reemployment Commencement Date for Participation Eligibility and Matching Contributions for GeoSouthern Continued Employees. A GeoSouthern Continued Employee’s Employment Commencement Date or Reemployment Commencement Date for purposes of (i) participation under Article III of the Plan and (ii) determining his rate of Matching Contributions under Section 4.05 of the Plan shall be the date of the GeoSouthern Continued Employee’s most recent employment commencement date or reemployment commencement date, as the case may be, with GeoSouthern.

(b)	Years of Service. A GeoSouthern Continued Employee’s Years of Service under the Plan shall include service with GeoSouthern previously recognized under any profit sharing or 401(k) plan sponsored by GeoSouthern.”

3.	Definitions. For purposes of this Appendix G, the following terms shall have the following meanings:

(i)	“GeoSouthern Continued Employee” shall mean a “Continued Employee,” as defined in the GeoSouthern Purchase Agreement.

(ii)	“GeoSouthern Purchase Agreement” shall mean the Purchase and Sale Agreement among GeoSouthern Intermediate Holdings, LLC, Devon Energy Production Company, L. P., and GeoSouthern Energy Corporation, dated November 20, 2013.

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IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2014-1 to the Devon Energy Corporation Incentive Savings Plan to be executed this 7th day of March 2014.

DEVON ENERGY CORPORATION

By:	/s/ Frank W. Rudolph
Name:	Frank W. Rudolph
Title:	Executive Vice President, Human Resources

[Signature Page to Amendment 2014-1 to the Devon Energy Corporation Incentive Savings Plan]